Exhibit 99.1

FOR IMMEDIATE RELEASE

Assurant Reports Q2 2009 Net Operating Income of $99.3 Million,

or $0.84 per diluted share

Net Income of $193.3 Million, or $1.63 per diluted share

New York, July 29, 2009 – Assurant, Inc. (“Assurant”) (NYSE: AIZ), a premier provider of specialized insurance and insurance-related products and services, today reported results for the second quarter and first six months of 2009.

Second Quarter Results

Net income in the second quarter of 2009 increased 2 percent to $193.3 million, or $1.63 per diluted share, versus net income of $190.0 million, or $1.59 per diluted share, in the second quarter 2008. The second quarter results benefited from $85.0 million of after-tax income related to a legal settlement. Improving credit markets increased the fair value of invested assets and realized losses and other-than-temporary-impairments (“OTTI”) were lower.

Net operating income1 for the second quarter 2009 decreased 47 percent to $99.3 million, or $0.84 per diluted share, compared to second quarter 2008 net operating income of $185.8 million, or $1.55 per diluted share. The decrease was primarily driven by losses at Assurant Health and reduced earnings at Assurant Specialty Property. The results for the quarter also reflect $6.4 million after-tax of restructuring charges.

“We are taking decisive actions throughout Assurant to improve performance, reduce expenses, enhance revenues and best position the company for the long term,” says Robert B. Pollock, president and CEO. “Clearly, we are disappointed with the operating results at Assurant Health and are taking steps to correct the situation.”

“The good news is that even in a challenging economy our financial position remains strong. We’ve grown our book value per share and for the six month period achieved double-digit annualized operating return on equity (“ROE”) 2 of 10.5 percent. Our disciplined investment and capital management strategies have positioned us to take advantage of investment opportunities when the time is right.”

Net earned premiums in the second quarter 2009 were $1.9 billion, a decrease of 6 percent, from $2.0 billion in the same 2008 period, declining across all Assurant businesses.

Net investment income in the second quarter 2009 decreased 13 percent to $174.9 million compared to $201.2 million in the second quarter 2008, reflecting a decline in average invested assets and lower investment yields.

Six-Month Results

Net income in the first half of 2009 was $273.9 million, or $2.31 per diluted share, a decrease of 27 percent versus first half 2008 net income of $376.8 million, or $3.15 per diluted share. The decline is primarily due to lower net operating income and lower tax benefits, despite a $10.3 million after-tax decrease in net realized losses on investments and $85.0 million of after-tax income from the legal settlement.

Net operating income for the first half 2009 was $237.1 million, or $2.00 per diluted share, a decrease of 41 percent versus first half 2008 net operating income of $400.7 million, or $3.35 per diluted share. The decrease was primarily driven by reduced earnings at Assurant Health and Assurant Specialty Property.

Net earned premiums of $3.8 billion in the first half of 2009 represent a 5 percent decrease over first half 2008 net earned premiums of $3.9 billion, declining across all Assurant businesses.

Net investment income in the first half of 2009 decreased 11 percent to $353.4 million, from $399.0 million in the first half of 2008, primarily due to a decrease in average invested assets and lower investment yields.

The following chart provides a reconciliation of net operating income to net income for Assurant:

	For the Three Months Ended		For the Six Months Ended
	June 30, 2009	June 30, 2008	June 30, 2009	June 30, 2008
	(UNAUDITED)
	(dollars in millions, net of tax)
Assurant Solutions	$27.9	$32.4	$58.2	$79.9
Assurant Specialty Property	91.2	131.0	195.9	255.8
Assurant Health	(10.3)	27.7	4.3	65.0
Assurant Employee Benefits	12.1	18.6	19.2	35.0
Corporate and other	(16.1)	(18.8)	(29.6)	(24.7)
Amortization of deferred gain on disposal of businesses	4.4	4.8	8.8	9.6
Interest expense	(9.9)	(9.9)	(19.7)	(19.9)

Net operating income	99.3	185.8	237.1	400.7

Adjustments:
Net realized losses on investments	(4.0)	(22.4)	(40.2)	(50.5)
Tax benefit realized from the sale of an inactive subsidiary	—	26.6	—	26.6
Change in tax valuation allowance	13.0	—	(8.0)	—
Legal settlement	85.0	—	85.0	—

Net income	$193.3	$190.0	$273.9	$376.8

Assurant Solutions

Assurant Solutions second quarter 2009 net operating income was $27.9 million, a 14 percent decrease from second quarter 2008 net operating income of $32.4 million. Net operating income for the six months of 2009 was $58.2 million, down 27 percent from $79.9 million for the first six months of 2008. For both the quarter and six months, the decline was primarily the result of unfavorable credit insurance loss experience in the United Kingdom, which increased the combined ratio, as well as lower net investment income. The domestic combined ratio continued to improve sequentially and on a quarterly basis. Results for the second quarter 2009 include a $2.4 million restructuring charge, and results for the six months of 2008 include $6.9 million of losses from Brazilian operations and $11.7 million of income from a client related settlement.

Assurant Solutions second quarter 2009 net earned premiums decreased 5 percent to $666.9 million, from $700.6 million in the second quarter 2008. Net earned premiums for the first six months of 2009 decreased 5 percent to $1.3 billion. The decrease for the quarter and the six months was primarily driven by the application of Statement of Financial Accounting Standards 97 (“FASB 97”) for pre-need insurance contracts sold in 2009 and the unfavorable impact of foreign exchange. Absent the application of FASB 97 and the impact of foreign exchange, net earned premiums would have increased $36.0 million, or 5.1 percent, for the second quarter of 2009.

Assurant Specialty Property

Assurant Specialty Property second quarter 2009 net operating income was $91.2 million, a 30 percent decrease from second quarter 2008 net operating income of $131.0 million. Net operating income for the first six months of 2009 was $195.9 million, down 23 percent from $255.8 million for the first six months of 2008. Net operating income for the quarter and six months was affected primarily by three factors which reduced revenue: loans lost in servicer consolidation; fewer policies on real estate owned (“REO”) properties; and higher catastrophe reinsurance costs. Second quarter 2009 also included a $2.5 million restructuring charge. The loss ratio for the second quarter 2009 increased due to higher than normal frequency of smaller-scale weather events. The impact of Insurance Services Office (“ISO”) catastrophic losses for 2009 was consistent with the $11.5 million losses reported in second quarter 2008. In addition, the first six months of 2008 had a favorable $4.6 million client-related settlement.

Assurant Specialty Property second quarter 2009 net earned premiums decreased 11 percent, to $477.8 million, from $533.9 million in the second quarter 2008. Net earned premiums for the first six months of 2009 decreased 4 percent to $971.6 million. Net earned premium for the second quarter and first six months of 2009 declined due to the three factors noted above.

Assurant Health

Assurant Health net operating loss for second quarter 2009 was $10.3 million, compared to second quarter 2008 net operating income of $27.7 million. Net operating income for the first six months of 2009 was $4.3 million, down 93 percent from $65.0 million in 2008. For both the quarter and six months, loss experience was significantly higher than a year ago. The decline for the quarter is primarily a result of deteriorating claims experience caused by higher utilization, and $9.0 million after-tax reserve strengthening to address the unfavorable claim reserve development in the last two quarters.

Assurant Health second quarter 2009 net earned premiums decreased 4 percent to $468.9 million, from $487.7 million in the second quarter 2008. Net earned premiums for the first six months of 2009 decreased 4 percent to $941.2 million. Individual medical premiums for both the quarter and six months decreased less than 1 percent, while small group medical premiums declined 13 percent for the quarter and 14 percent for the six-month period.

Assurant Employee Benefits

Assurant Employee Benefits second quarter 2009 net operating income was $12.1 million, a 35 percent decrease from second quarter 2008 net operating income of $18.6 million. Net operating income for the six month period was $19.2 million, down 45 percent from $35.0 million for the first six months of 2008. The decline for the quarter is primarily the result of lower investment income and higher general expenses including a $1.5 million restructuring charge in the quarter. The decline for the six month period is the result of less favorable loss experience and lower investment income.

Assurant Employee Benefits second quarter 2009 net earned premiums decreased 4 percent to $262.2 million, from $273.2 million in the second quarter 2008. Net earned premiums for the six-month period decreased 5 percent to $526.0 million, down from $553.7 million for the first half of 2008, which included a single premium of $5.5 million for a closed block of business. The decrease for both the quarter and first six months was across all product lines reflecting economic pressures in the small business sector.

Corporate and Other

Corporate and other net operating loss for the second quarter of 2009 was $16.1 million, compared to a loss of $18.8 million in the second quarter 2008. Corporate and other net operating loss for the first six months of 2009 was $29.6 million, compared to a net operating loss of $24.7 million for the first six months of 2008. Improvements for the quarter were driven by a $3.0 million decrease in expenses associated with the ongoing SEC investigation. Six month results were negatively impacted by $4.6 million of previously reported compensation expenses and a $3.8 million decline in investment income, partially offset by a $4.6 million reduction in expenses associated with the SEC investigation.

Financial Position

Stockholders’ equity, excluding accumulated other comprehensive income (“AOCI”) increased to $4.7 billion at June 30, 2009. Book value per diluted share, excluding AOCI, increased 6 percent to $39.38 from $37.16 at December 31, 2008 and was up 5 percent versus March 31, 2009. AOCI improved by $359.3 million from December 31, 2008. Annualized average operating ROE2 for the first six months of 2009 was 10.5 percent. As of June 30, 2009, total assets were $24.8 billion. Debt to total capital, excluding AOCI, improved to 17.3 percent from 18.3 percent at December 31, 2008. The ratio of total investments to stockholders’ equity, including AOCI, was 2.9 to 1, as of June 30, 2009.

On April 1, 2009, the Company adopted FASB Staff Position FAS 115-2, “Recognition and Presentation of Other-Than-Temporary Impairments” (“FSP 115-2”). The new accounting guidance revises the recognition and reporting requirements for OTTI on the Company’s debt securities. Under FSP 115-2, the Company increased the amortized cost basis of these debt securities by $43.1 million after-tax and recorded a cumulative effect adjustment in its shareholders’ equity section. The cumulative effect adjustment had no effect on total shareholders’ equity as it increased retained earnings and reduced accumulated other comprehensive income.

Earnings Conference Call

Assurant will host a conference call Thursday, July 30, 2009, at 9:00 a.m. ET, with access available via Internet and telephone. Investors and analysts may participate in the live conference call by dialing 877-795-3610 (toll-free domestic), or 719-325-4794 (international); passcode: 6999114. Please call to register at least 10 minutes before the conference call begins. A replay of the call will be available for one week via telephone starting at approximately 12:00 p.m. ET, July 30, 2009 and can be accessed at 888-203-1112 (toll-free domestic,) or 719-457-0820 (international); passcode: 6999114. The webcast will be archived on Assurant’s website.

Media Contact:	Investor Relations:
Drew Guthrie	Melissa Kivett	John Egan
Manager, Communications	Senior Vice President	Vice President
and Media Relations	Investor Relations	Investor Relations
Phone: 212-859-7002	Phone: 212-859-7029	Phone: 212-859-7197
Fax: 212-859-5893	Fax: 212-859-5893	Fax: 212-859-5893
drew.guthrie@assurant.com	melissa.kivett@assurant.com	john.egan@assurant.com

About Assurant

Assurant is a premier provider of specialized insurance products and related services in North America and selected other international markets. The four key businesses — Assurant Solutions; Assurant Specialty Property; Assurant Health; and Assurant Employee Benefits — have partnered with clients who are leaders in their industries and have built leadership positions in a number of specialty insurance market segments in the U.S. and selected international markets. The Assurant business units provide debt protection administration; credit-related insurance; warranties and service contracts; pre-funded funeral insurance; creditor-placed homeowners insurance; manufactured housing homeowners insurance; individual health and small employer group health insurance; group dental insurance; group disability insurance; and group life insurance.

Assurant, a Fortune 500 company and a member of the S&P 500, is traded on the New York Stock Exchange under the symbol AIZ. Assurant has more than $24 billion in assets and $8 billion in annual revenue. Assurant has approximately 15,000 employees worldwide and is headquartered in New York's financial district. www.assurant.com.

Safe Harbor Statement

Some of the statements included in this press release and its exhibits, particularly those anticipating future financial performance, business prospects, growth and operating strategies and similar matters, are forward-looking statements that involve a number of risks and uncertainties. You can identify these statements by the fact that they may use words such as “will,” “anticipate,” “expect,” “estimate,” “project,” “intend,” “plan,” “believe,” “target,” “forecast,” or the negative versions of those words and terms with a similar meaning. Our actual results may differ materially from those projected in the forward-looking statements. The Company undertakes no obligation to update any forward-looking statements in this earnings release or the exhibits as a result of new information or future events or developments.

The following risk factors could cause our actual results to differ materially from those currently estimated by management: (i) failure to maintain significant client relationships, distribution sources and contractual arrangements; (ii) failure to attract and retain sales representatives; (iii) deterioration in the Company’s market capitalization compared to its book value that could impair the Company’s goodwill; (iv) general global economic, financial market and political conditions (including difficult conditions in financial, capital and credit markets, the global economic slowdown, fluctuations in interest rates, mortgage rates, monetary policies, unemployment and inflationary pressure); (v) inadequacy of reserves established for future claims losses; (vi) failure to predict or manage benefits, claims and other costs; (vii) losses due to natural and man-made catastrophes; (viii) increases or decreases in tax valuation allowances; (ix) current or new laws and regulations that could increase our costs or limit our growth; (x) fluctuations in exchange rates and other risks related to our international operations; (xi) unavailability, inadequacy and unaffordable pricing of reinsurance coverage; (xii) diminished value of invested assets in our investment portfolio (due to, among other things, the recent volatility in financial markets, the global economic slowdown, credit and liquidity risk, other than temporary impairments, environmental liability exposure and inability to target an appropriate overall risk level); (xiii) inability of reinsurers to meet their obligations; (xiv) insolvency of third parties to whom we have sold or may sell businesses through reinsurance or modified co-insurance; (xv) credit risk of some of our agents in Assurant Specialty Property and Assurant Solutions; (xvi) a further decline in the manufactured housing industry; (xvii) a decline in our credit or financial strength ratings (including the risk of ratings downgrades in the insurance industry); (xviii) failure to effectively maintain and modernize our information systems; (xix) failure to protect client information and privacy; (xx) failure to find and integrate suitable acquisitions and new insurance ventures; (xxi) inability of our subsidiaries to pay sufficient dividends; (xxii) failure to provide for succession of senior management and key executives; (xxiii) negative impact on our business and negative publicity due to unfavorable outcomes in litigation and regulatory investigations (including the potential impact on our reputation and business of a negative outcome in the ongoing SEC investigation); and (xxiv) significant competitive pressures in our businesses and cyclicality of the insurance industry. For a detailed discussion of the risk factors that could affect our actual results, please refer to the risk factors identified in our SEC reports, including, but not limited to, our 2008 Annual Report on Form 10-K, as filed with the SEC.

Non-GAAP Financial Measures

Assurant uses the following non-GAAP financial measures to analyze the Company’s operating performance for the periods presented in this press release. Because Assurant’s calculation of these measures may differ from similar measures used by other companies, investors should be careful when comparing Assurant’s non-GAAP financial measures to those of other companies.

(1)	Assurant uses net operating income as an important measure of the Company’s operating performance. As shown in the chart on page 3, net operating income equals net income excluding net realized gains (losses) on investments and other unusual and/or infrequent items. The Company believes net operating income provides investors a valuable measure of the performance of the Company’s ongoing business, because it excludes both the effect of realized gains (losses) on investments that tend to be highly variable from period to period, and those events that are unusual and/or unlikely to recur.

(2)	Assurant uses annualized operating ROE as an important measure of the Company’s operating performance. Annualized operating ROE equals year-to-date net operating income divided by average stockholders’ equity for the year to date period, excluding AOCI, and then the return is annualized. The Company believes annualized operating ROE provides investors a valuable measure of the performance of the Company’s ongoing business, because it excludes the effect of realized gains (losses) on investments that tend to be highly variable and those events that are unusual and/or unlikely to recur. The comparable GAAP measure for this included measure would be annualized GAAP return on equity, defined as the annualized return of net income divided by average stockholders’ equity for the period. Consolidated GAAP ROE for the six months ended June 30, 2009 was 13.6%, as shown in the reconciliation table below.

For the Six Months Ended June 30, 2009
Annualized operating return on average equity (excluding AOCI)	10.5%
Net realized (losses) gains on investments	-1.8%
Change in tax valuation allowance	-0.4%
Legal settlement	3.8%
Change due to effect of including AOCI	1.5%

Annualized GAAP return on average equity	13.6%

Please see page 19 of the financial supplement, which is available on our website at www.assurant.com, for a summary of net operating income disclosed items.

Assurant, Inc. and Subsidiaries

Consolidated Statement of Operations (unaudited)

Three and Six Months Ended June 30, 2009 and 2008

	Three Months Ended June 30,		Six Months Ended June 30,
	2009	2008	2009	2008
	(in thousands except number of shares and per share amounts)
Revenues
Net earned premiums and other considerations	$1,875,866	$1,995,516	$3,750,445	$3,936,933
Net investment income	174,932	201,211	353,411	398,985
Net realized losses on investments	(6,142)	(34,574)	(61,831)	(77,717)
Amortization of deferred gain on disposal of businesses	6,750	7,327	13,552	14,706
Fees and other income	222,203	79,280	305,909	153,178

Total revenues	2,273,609	2,248,760	4,361,486	4,426,085

Benefits, losses and expenses
Policyholder benefits	989,402	998,208	1,949,744	1,935,667
Selling, underwriting, general and administrative expenses	987,529	985,851	1,942,008	1,924,501
Interest expense	15,160	15,287	30,349	30,575

Total benefits, losses and expenses	1,992,091	1,999,346	3,922,101	3,890,743

Income before provision for income taxes	281,518	249,414	439,385	535,342
Provision for income taxes	88,196	59,460	165,482	158,558

Net income	$193,322	$189,954	$273,903	$376,784

Net income per share:
Basic	$1.63	$1.61	$2.32	$3.19
Diluted	$1.63	$1.59	$2.31	$3.15

Dividends per share	$0.15	$0.14	$0.29	$0.26

Share Data:
Basic weighted average shares outstanding	118,482,958	118,309,388	118,188,879	118,206,453
Diluted weighted average shares outstanding	118,728,304	119,640,883	118,435,031	119,551,305

Assurant, Inc. and Subsidiaries

Consolidated Condensed Balance Sheets

At June 30, 2009 (unaudited) and December 31, 2008

	June 30, 2009	December 31, 2008
	(in thousands)
Assets
Investments and cash and cash equivalents	$13,448,159	$13,107,476
Reinsurance recoverables	4,073,703	4,010,170
Deferred acquisition costs	2,573,130	2,650,672
Goodwill	1,009,394	1,001,899
Assets held in separate accounts	1,764,269	1,778,809
Other assets	1,953,819	1,965,560

Total assets	24,822,474	24,514,586

Liabilities
Policyholder benefits and claims payable	10,535,110	10,398,376
Unearned premiums	5,203,442	5,407,859
Debt	972,007	971,957
Mandatorily redeemable preferred stock	8,160	11,160
Liabilities related to separate accounts	1,764,269	1,778,809
Accounts payable and other liabilities	1,974,909	2,236,920

Total liabilities	20,457,897	20,805,081

Stockholders’ equity
Equity, excluding accumulated other comprehensive loss	4,676,177	4,380,451
Accumulated other comprehensive loss	(311,600)	(670,946)

Total stockholders’ equity	4,364,577	3,709,505

Total liabilities and stockholders’ equity	$24,822,474	$24,514,586